Exhibit 99.1

Flutter Entertainment announces completion of Boyd agreement to secure 100% ownership of FanDuel

July 31, 2025

Flutter Entertainment (“Flutter”) (NYSE:FLUT, LSE:FLTR), the leading online sports betting and iGaming operator, today announces that it has completed the extension of its long-term strategic partnership with Boyd Gaming Corporation to 2038 and the buyout of Boyd’s 5% stake in FanDuel Group. As previously announced the market access savings secured as part of the transaction will be effective July 1, 2025.

About Flutter Entertainment plc

Flutter is the world’s leading online sports betting and iGaming operator, a market leading position in the US and across the world. Our ambition is to leverage our size and our challenger mindset to change our industry for the better. By Changing the Game, we believe we can deliver long-term growth while promoting a positive, sustainable future for all our stakeholders. We are well-placed to do so through the distinctive, global advantages of the Flutter Edge, which gives our brands access to group-wide benefits, as well as our clear vision for sustainability through our Positive Impact Plan.

Flutter operates a diverse portfolio of leading online sports betting and iGaming brands including FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, Snai, tombola, Betfair, MaxBet, Junglee Games, Adjarabet and Betnacional.

To learn more about Flutter, please visit our website at www.flutter.com.

Investor Relations:	Media Relations:

Paul Tymms, Investor Relations	Kate Delahunty, Corporate Communications
Ciara O’Mullane, Investor Relations	Lindsay Dunford, Corporate Communications
Chris Hancox, Investor Relations	Rob Allen, Corporate Communications
Email: investor.relations@flutter.com	Email: corporatecomms@flutter.com